Company Contacts:
Bradley B. Buechler           Randy C. Martin
Chairman, President and       Executive Vice President and
Chief Executive Officer       Chief Financial Officer
(314) 721-4242                (314) 721-4242

For Immediate Release
Monday, January 19, 2004

                         SPARTECH PROVIDES GUIDANCE FOR

                   FIRST QUARTER AND FISCAL YEAR 2004 RESULTS


   ST. LOUIS, January 19, 2004 -- Spartech Corporation (NYSE:SEH), in conjunction with the announcement of a proposed public offering, indicated that it expects sales for its first quarter, which will end January 31, 2004,are estimated to be approximately 8-10% higher than the Company's $213.7 million in sales for the comparable first quarter of 2003. The Company expects this increase to be split relatively equally between acquisitions and internal growth.

   Spartech Chairman, President & CEO, Bradley B. Buechler, stated,
"Our fiscal 2004 first quarter sales to date have seen continued solid performances from our packaging,transportation, building & construction, and bath & shower surround customers,very much in line with our expectations leading into the quarter. Based on thisincrease in sales, we expect our fiscal 2004 first quarter diluted earnings per share to correspondingly increase by 15-20% from the 21 cents per share realized in the first quarter of 2003."

   Mr. Buechler added, "Our key initiatives designed to benefit 2004 include:
(1) the establishment of a consolidated research & development facility in Warsaw, Indiana, (2) the continuation of our strategic expansion efforts through both acquisitions and outsourcing activities (customers or third parties selling their operations or equipment to Spartech under long term supply contracts), and
(3) the identification of opportunities to expand globally for new business and new market applications. We have seen a gradual improvement in the economic environment over the last three months and therefore, assuming a stable geo-political and resin pricing environment, we are modifying our guidance on fiscal 2004 diluted earnings per share from the $1.40-1.45 given in December to a new range of $1.42-1.47, prior to any effect of the proposed public offering."

     Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which has 47 facilities located throughout North America and Europe, with annual production capacity and sales of more than 1.2 billion pounds and nearly $950 million, respectively.

Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended November 1, 2003, which is on file with the Securities and Exchange Commission.
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